Exhibit 99.1

Cano Health Expands Executive Leadership Team

Appoints Bob Camerlinck Chief Operating Officer and Amy Charley Chief Administrative Officer

Enhanced leadership team will drive strategic initiatives to maximize Cano Health’s strengths and position the company for the next stage of growth

Miami, FL – (August 5, 2022) – Cano Health, Inc. (“Cano Health” or the “Company”), a leading value-based primary care provider and population health company, announced two new senior positions on its executive leadership team to build on its success and help drive critical opportunities for a stronger professional infrastructure across the organization. Bob Camerlinck, President of Cano Health’s Healthy Partners Medical Centers and Affiliates, will become Chief Operating Officer (“COO”), and Amy Charley will join the Company as Chief Administrative Officer (“CAO”), effective August 1, 2022.

“We are thrilled to elevate Bob and welcome Amy to Cano Health to capitalize on a moment of extraordinary opportunity for the business,” said Dr. Marlow Hernandez, Chairman and Chief Executive Officer of Cano Health. “Bob and Amy’s impressive track record building comprehensive business solutions will be invaluable in helping us achieve the highest operational standards and strengthening the execution of Cano Health’s value-based model of healthcare.”

Previously serving as President of Healthy Partners Medical Centers and Affiliates, Mr. Camerlinck has over 25 years of extensive experience in value-based care, introducing comprehensive Medicare Advantage health plans to primary care physicians and supporting physicians in value-based healthcare systems. As COO, Mr. Camerlinck will oversee Cano Health’s daily business operations and work closely with Cano Health’s executive leadership to implement Cano Health’s strategy and drive sustained performance.

“I am excited to take on this new role at Cano Health to enhance and expand the company’s abilities to meet the needs of its patients and realize its long-term potential,” said Bob Camerlinck, COO of Cano Health. “My experience leading value-based healthcare organizations to sustained success aligns with Cano Health’s mission of providing accessible, equitable, and preventative care.”

Ms. Charley is a seasoned attorney with more than 20 years of broad-based experience in healthcare management, transactions, and administrative oversight. Ms. Charley joins Cano Health from Alteon Health, where she served as Chief Legal and Administrative Officer. As CAO, Ms. Charley will be responsible for the management of administrative functions and overseeing strategy development, organizational governance, and change management.

“I am incredibly excited to join the Cano Health family and play a leading role in establishing processes that will help drive the success and efficiency of the business,” said Amy Charley, CAO of Cano Health. “I am proud to be joining a company dedicated to achieving better health and wellness outcomes. I look forward to applying my experience to make Cano Health even more innovative and successful.”

About Cano Health

Cano Health (NYSE: CANO) is a high-touch, technology-powered healthcare company delivering personalized, value-based primary care to more than 270,000 members. With its headquarters in Miami, Florida, Cano Health is transforming healthcare by delivering primary care that measurably improves the health, wellness, and quality of life of its patients and the communities it serves. Founded in 2009, Cano Health has more than 4,000 employees, and operates primary care medical centers and supports affiliated providers in eight states and Puerto Rico. For more information, visit canohealth.com or investors.canohealth.com.